PLAN ADMINISTRATOR AGREEMENT



     THIS PLAN ADMINISTRATOR AGREEMENT (the "Agreement") is made as of the 9th day of July, 1997 by and between Borg-Warner Automotive, Inc., a corporation organized under the laws of the State of Delaware having its principal place of business at 200 South Michigan Avenue, Chicago, Illinois 60604 (the "Company") and The Chase Manhattan Bank, a national banking association having its principal place of business at 450 West 33rd Street, New York, New York 10001 ("Chase" or the "Plan Administrator").

Recitals

     WHEREAS, the Company desires to implement a stock purchase plan, registered with the Securities and Exchange Commission (the "Commission"), that enables new investors to purchase shares of Company Common Stock directly through the Plan and permits them to receive or reinvest the dividends paid on stock held under the Plan, which is referred to as the "Dividend Reinvestment and Stock Purchase Plan" (the "Plan"); and

     WHEREAS, the Company desires to appoint Chase as its agent and Administrator for the Plan and Chase desires to accept this appointment;

     NOW THEREFORE, in consideration of the mutual covenants, promises and agreements set forth herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

     1. Acceptance of Appointment. Subject to the terms, conditions, and descriptions set forth in this Agreement, the Company hereby appoints Chase to act as and Chase hereby agrees to act as the Company's agent under the Plan and as the Administrator of the Plan. Chase agrees that, in addition to the obligations and duties described in this Agreement, it will administer the Plan pursuant to the provisions of the Dividend Reinvestment and Stock Purchase Plan Prospectus, dated July 14, 1997 (attached hereto as Exhibit A) and as hereafter amended, which document is expressly incorporated herein by reference and referred to as the "Plan Document." Nothing in this Agreement will be construed or interpreted to amend or modify the terms of the Plan Document in any way, and in the event of any apparent conflict between the terms of this Agreement and the provisions of the Plan Document, the terms of the Plan Document shall prevail.

     2. Plan Services. As Plan Administrator, Chase agrees that it will (i) perform or arrange for the performance of the administrative services that are designated in this Agreement and the Plan Document as being Chase's responsibility or that of an independent agent retained by Chase for such purpose; (ii) perform or arrange for the performance of such other ancillary or related administrative services as the Company may from time to time reasonably request Chase to perform for the Plan, specifically including all of the services described in the Plan Document as being provided by the Plan Administrator or its independent agents; and (iii) perform in accordance with applicable laws and regulations, including without limitation the Securities Exchange Act of 1934 (the "Exchange Act") and interpretations thereof by the Commission (including without limitation SEC Release No. 34-35041, dated December 1, 1994, and SEC Release Nos. 33-7375/34-38067, dated December 20,
1996).

     3.   Administrative Duties.  The Plan Administrator:

     (a) shall have no duties or obligations other than those specifically set forth in this Agreement and the Plan Document or as may subsequently be agreed to in writing between the Plan Administrator and the Company. Without limiting the foregoing, nothing herein shall impose any fiduciary duty upon the Plan Administrator to any Plan participant ("Participant" or "Participants"), except as expressly set forth in the Plan Document regarding the Plan Administrator s services as agent to Participants;

     (b) shall be regarded as making no representations and having no responsibilities as to the validity, sufficiency, value, or genuineness of any Company securities purchased or sold in connection with the Plan, and will not be required to, and will not, make representations as to the validity, sufficiency, value or genuineness of any Company securities;

     (c) shall not be obligated to take any legal action hereunder, if, however, the Plan Administrator determines to take any such legal action hereunder, and where the taking of such action might, in its judgment, subject or expose it to any expense or liability, the Plan Administrator shall not be required to act unless it shall have been furnished with an indemnity satisfactory to it;

     (d) may rely on and shall be fully authorized and protected in acting or refraining from acting based upon any certificate, instrument, opinion, notice, letter, telegram, telex, facsimile transmission or other document or security delivered to and reasonably believed by the Plan Administrator to be genuine and to have been signed by the proper person or persons;

     (e) shall not be liable or responsible for any failure on the part of the Company or any Participant to comply with any of their respective obligations relating to the Plan or under law, including without limitation obligations under applicable state and federal securities laws and regulations;

     (f) shall have no obligation to make any payment unless it has received the necessary immediately available funds to make such payment in full;

     (g) may consult with counsel satisfactory to the Plan Administrator, including counsel to the Company, and the advice of such counsel, when accepted in good faith, shall be full and complete authorization and protection in respect of any action taken, suffered, or omitted by the Plan Administrator hereunder in accordance with the advice of such counsel;

     (h) may perform any of its duties hereunder either directly or by or though agents which are "independent of the issuer" within the meaning of Rule 10b-18 under the Exchange Act, as amended (except for purchase and sale orders submitted by Participants and enrollees, including accompanying funds, all of which will be handled only by the Plan Administrator's personnel), provided that (i) any activities that constitute transfer agent functions, as defined in Section 3(a)(25) of the Exchange Act, must be conducted either by the Plan Administrator itself or by a service organization that is a transfer agent registered under the Exchange Act; and (ii) no such agent shall receive compensation based on the number and types of orders or transactions processed through the Plan. The Plan Administrator shall be as fully responsible to the Company for the acts and omissions of any agent, supplier, or subcontractor the Plan Administrator appoints as for its own acts and omissions.

     (i) shall have the authority to take any lawful act which it in good faith believes is necessary to fulfill its duties as set forth in this Agreement and the Plan Document.

     4. Recordkeeping. The Plan Administrator shall keep appropriate records concerning the Plan, accounts of Participants, purchases and sales of the Company's securities made under the Plan, and Participants addresses of record and shall send Statements of Account and confirmations to each Participant in accordance with the provisions of the Plan Document. Without limiting the foregoing, the Plan Administrator shall maintain and retain for a period of not less than two years from the date of the event the following information: (a) the dates and substance of any materials distributed in connection with the Plan; (b) the number of Participants as of the end of each month; (c) the volume of the Company's securities purchased under the Plan by the Plan Administrator each week, or if securities are purchased less frequently, the volume of Company's securities purchased under the Plan by the Plan Administrator each month; and (d) a record of any period during which the Company or any of its affiliates is engaged in any other distribution of Common Stock or other Company securities for purposes of Regulation M under the Exchange Act. The Company shall notify the Plan Administrator of the commencement and the termination of any such distribution period on the date of any such commencement or termination.

     5. Termination of Plan Services. The Company may remove the Plan Administrator upon 30 days' prior written notice to the Plan Administrator. The Plan Administrator may resign as Plan Administrator upon 30 days' prior written notice to the Company. Upon any such removal or resignation, the Plan Administrator shall be relieved and discharged of any further responsibilities with respect to its duties hereunder; provided that the Plan Administrator shall cooperate with the Company and any successor administrator in coordinating the transfer of files, processing of pending activity, and the dissemination of notifications to Participants.

     6. Fees and Expenses. The Plan Administrator may charge the Company reasonable fees for its services in connection with the Plan (to the extent consistent with the provisions of the Plan Document), including without limitation fees for purchase and sale order processing, enrollment, custody, account maintenance, and dividend reinvestment and shall be reimbursed by the Company for all its reasonable out-of-pocket costs and expenses. All such fees, costs and expenses shall be paid by the Company in accordance with the fee schedule (attached hereto as Exhibit B), except that Participants will be required to pay a nominal commission and fee for each sale order and a nominal fee for the issuance of duplicate Statements of Account or transaction notices. Any adjustment in the amount of any such fees shall be agreed upon by the Company and the Plan Administrator.

     7. Limitation of Liability. The Plan Document shall provide that the Plan Administrator shall not be liable to Plan Participants for any act done in good faith, or for any good faith omission to act, including without limitation, liability arising out of (i) failure to terminate a Participant's account upon such Participant's death or adjudicated incompetency, prior to the receipt of notice in writing of such death or adjudicated incompetency; (ii) the prices at which shares are purchased for the Participant's account; (iii) the times when purchases are made, as long as the Plan Administrator operates in accordance with the Plan Document; or (iv) fluctuations in the market value of the Company's common stock.

     8. Indemnification. The Company will indemnify and hold harmless the Plan Administrator and its officers, directors, shareholders, and agents from and against any loss, liability, damage or expense (including reasonable attorneys' fees and expenses) (a "Loss") incurred as a result of the performance of the Plan Administrator's duties hereunder or under the Plan Document, provided that such loss is not (a) due to any negligent or bad faith act or omission by the Plan Administrator; (b) due to a failure by the Plan Administrator to act in accordance with the provisions of the Plan Document or with the instructions of the Company consistent therewith; or (c) due to a breach of the representations, warranties or covenants made by the Plan Administrator herein.

     9. Force Majeure and Prevention of Performance. The Plan Administrator shall not be liable hereunder for any failure to act or delays in acting that arise out of conditions beyond its reasonable control including, but not limited to, work stoppages, fires, civil disobedience, riots, rebellions, storms, electrical, mechanical, computer or communications facilities failures, acts of God or similar occurrences. Nonetheless, the Plan Administrator agrees to provide backup and emergency systems to ensure the uninterrupted and reliable provision of Plan services by it and its agents throughout the period of this Agreement. The Plan Administrator shall use reasonable care to minimize the likelihood of all damage, loss of data, delays, and errors resulting from an uncontrollable event, and should such damage, loss of data, delays, or errors occur, the Plan Administrator shall use its best efforts to mitigate the effects of such occurrence.

     10. Choice of Law. This Agreement shall be governed by, construed and interpreted in accordance with the laws of the State of New York, without reference to the choice of law doctrine of such state.

     11. Modification and Amendments. This Agreement may not be amended or modified in any manner except by a written agreement signed by both the Plan Administrator and the Company.

     12. Assignments. This Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the respective successors and assigns of the Plan Administrator and the Company; provided, however, that neither party hereto may assign its rights or obligations hereunder without the prior written consent of the other party.

     13. Notice. Any notice required to be given under this Agreement shall be sent via facsimile transmission or certified/registered mail to the respective parties at the following addresses:

     If to the Company:

     Laurene H. Horiszny
     General Counsel
     Borg-Warner Automotive, Inc.
     200 South Michigan Avenue
     Chicago, Illinois  60604
     (312) 322-8823
     Fax:  (312) 322-8621

     If to the Plan Administrator:

     Thomas Maupin
     Vice President
     The Chase Manhattan Bank
     450 West 33rd Street
     New York, New York   10001
     (212) 273-8009
     Fax:  (212) 947-7628

     Notice shall be deemed to have been given on the date reflected in the proof or evidence of delivery, or if none, on the date actually received. Any party may from time to time change its address for notification purposes by giving the other party written notice of the new address and the date upon which it will become effective.

     14. Waiver. No delay, omission or forbearance on the part of a party herein to exercise any right, option, duty or power arising out of any breach or default by another party hereto of any of the terms, provisions or covenants contained herein, shall constitute a waiver by the non-defaulting party to enforce any such right, option, duty or power as against the defaulting party or as to a subsequent breach or default of the defaulting party.

     15. Entire Agreement. This Agreement constitutes the entire understanding and agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof, whether written or oral.

     16. Severability. In the event any one or more of the provisions of this Agreement is held to be invalid or unenforceable, the remaining provisions of this Agreement will be unimpaired, and the invalid or unenforceable provision will be replaced by a mutually acceptable provision which, being valid and enforceable, comes closest to the intention of the parties regarding the invalid or unenforceable provision. Wherever possible, each provision of this Agreement shall be interpreted in such a manner as to be effective and valid pursuant to applicable laws. If any provision of this Agreement shall be prohibited by or invalid pursuant to applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of such provision of the remaining provisions of this Agreement.

     17. Performance Standard. The Company and the Plan Administrator agree to perform all Plan services and other obligations under this Agreement in a timely, accurate and thorough manner.

     18. Confidentiality. The Company and the Plan Administrator each agree that all information received from the other pursuant to this Agreement shall be considered and kept as confidential information and agree that said information shall not be divulged to any person, firm, corporation, or any other entity except upon the direct written authorization of the other party which originally provided the information being sought. Neither party shall make use of, or indirectly furnish or divulge, any such confidential or proprietary information. Each party shall make reasonable efforts by instruction or otherwise to ensure that its employees or other persons permitted access to such information comply fully with all obligations hereunder with respect to the security and nondisclosure of such confidential information. The requirements with respect to the confidential and proprietary nature of information set forth herein shall not cease but shall survive the termination of this Agreement.

     19. Legal Compliance. The Plan Administrator agrees to perform all aspects of this Agreement in a timely, accurate and thorough manner and to comply with all relevant federal, state, stock exchange, and other legal requirements pertinent to the performance of services under the Plan. The Plan Administrator shall be as fully responsible to the Company for the legal compliance of any subcontractor, supplier or other agent used by the Plan Administrator in any connection with Plan services required to be performed hereunder as it is for the legal compliance of its own acts and omissions. The Plan Administrator warrants that it is familiar with the relevant legal requirements applicable to the Plan and Plan services to be provided, and the Plan Administrator undertakes to keep apprised of changes in the relevant legal requirements.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement by their duly authorized officers as of the day and year above written.


                              BORG-WARNER AUTOMOTIVE, INC.



                         By: /s/   ROBIN J. ADAMS
                         ----------------------------------
                         Name:          Robin J. Adams
                         Title:         Vice President and Treasurer
                         Address:       200 South Michigan Avenue
                                        Chicago, Illinois  60604

                         THE CHASE MANHATTAN BANK

                         By: /s/   THOMAS MAUPIN
                         -----------------------------------
                         Name:          Thomas Maupin
                         Title:         Vice President
                         Address:       450 West 33rd Street
                                        15th Floor
                                        New York, New York  10001
                              Attn:  ChaseMellon Shareholder Services
EXHIBIT B

                          Borg-Warner Automotive, Inc.
                            DIRECT PURCHASE PLAN FEES

Fee Item                           Amount         Paid By

Annual program administration fee  $5,000.00      Company

Fulfillment processing             $1.25 per
                                  fulfillment     Company
(includes Blue Sky Transmittal Letter)

Participant setup                  $1.00 per
                                    participant    Company

Reinvestment of quarterly dividend $1.50 per
                                    participant    Company

Reinvestment Trading Fee           $0.12 per share Company

Purchase of shares with initial
  investment:  by check             $5.00          Company
          by ACH Debit              $5.00          Company
    Trading fee                   $0.12 per share  Company

Purchase of shares with additional $5.00           Company
   investment
Trading fee                        $0.12 per share Company

Sale of Shares                     $15.00         Participant
    Trading fee                    $0.12          Participant

Duplicate statement - prior year   $20.00         Participant

Returned Check/ACH Transaction     $25.00         Participant

Inactive participant fee           $2.00          N.A.
Annual - per participant

Other services including but not
 limited                           Per Stock      Company
to:  Certificate Issuance          Transfer
  Transfer of shares           Agency Contract

Out of pocket expenses including
 but not limited to:               As incurred    Company
  800 numbers, forms/brochures
  Postage/Stationery